UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

comScore, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	54-1955550
(State of Incorporation or Organization	(I.R.S. Employer Identification No.)

11950 Democracy Drive Suite 600 Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Rights to Purchase Preferred Shares	OTC Markets

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Not applicable

(Title of Class)

EXPLANATORY NOTE

This Form 8-A/A is filed by comScore, Inc. (the “Company”) to reflect the expiration of the rights to purchase one one-hundredth of a share of the Company’s preferred stock (the “Rights”) registered on the Form 8-A filed by the Company on February 9, 2017.

Item 1. Description of Registrant’s Securities to be Registered.

On September 28, 2017, the Company entered into an amendment (the “Amendment”) to the Tax Asset Protection Rights Agreement, dated as of February 8, 2017 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

The Amendment accelerated the expiration date of the Rights from 5:00 p.m., New York City time on February 7, 2020 to 5:00 p.m., New York City time on September 28, 2017, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description

4.1	Tax Asset Protection Rights Agreement, dated as of February 8, 2017, between comScore, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (including the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto) (incorporated by reference to Exhibit 4.1 to comScore, Inc.’s Current Report on Form 8-K, filed February 9, 2017).

4.2	Amendment to Tax Asset Protection Rights Agreement, dated as of September 28, 2017, between comScore, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel and Chief Compliance, Privacy & People Officer

Date: September 29, 2017

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Tax Asset Protection Rights Agreement, dated as of February 8, 2017, between comScore, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (including the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto) (incorporated by reference to Exhibit 4.1 to comScore, Inc.’s Current Report on Form 8-K, filed February 9, 2017).

4.2	Amendment to Tax Asset Protection Rights Agreement, dated as of September 28, 2017, between comScore, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.